Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS SECOND QUARTER RESULTS; RECORD SALES AND EARNINGS CONTINUE FOR FOURTH CONSECUTIVE QUARTER

NORWALK, CT., January 23, 2007 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the second quarter and the first six months of fiscal year 2007.

Sales for the second quarter of fiscal 2007, the three months ended December 31, 2006, increased 87% to $12,267,000 compared to $6,567,000 in last year’s second quarter and net income for the quarter increased 164% to $2,370,000 or $0.42 per diluted share compared to $897,000 or $0.16 per diluted share in last year’s second quarter.

For the first half of fiscal 2007, the six months ended December 31, 2006, sales increased 53% to $22,268,000 compared to $14,561,000 last year and net income increased 128% to $4,372,000 or $0.77 per diluted share compared to $1,917,000 or $0.34 per diluted share last year.

Bolt Chairman, President and CEO, Raymond M. Soto, commented, “The results for our second quarter of fiscal year 2007 represent another quarterly earnings record for our Company and is the fourth consecutive quarter of record results. Shipments of new systems and replacement parts continued to be strong during the quarter and incoming orders and requests for quotations also continued at a high level. We believe that the second six months of fiscal year 2007 should continue to show improved results and we anticipate that fiscal year 2007 should be another record breaking year for our Company.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Sales	$12,267,000	$6,567,000	$22,268,000	$14,561,000
Costs and expenses	8,751,000	5,190,000	15,791,000	11,574,000

Income before income taxes	3,516,000	1,377,000	6,477,000	2,987,000
Provision for income taxes	1,146,000	480,000	2,105,000	1,070,000

Net income	$2,370,000	$897,000	$4,372,000	$1,917,000

Earnings per share (diluted)	$0.42	$0.16	$0.77	$0.34
Average shares outstanding (diluted)	5,677,000	5,628,000	5,677,000	5,618,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$4,836,000	$5,290,000
Accounts receivable, net	9,454,000	3,908,000
Inventories	10,806,000	6,202,000
Other	493,000	440,000

	25,589,000	15,840,000
Property and equipment, net	2,923,000	1,793,000
Goodwill	10,978,000	11,020,000
Other	131,000	122,000

	$39,621,000	$28,775,000

	December 31,
	2006	2005
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,591,000	$1,491,000
Accrued expenses	1,770,000	953,000
Income taxes payable	457,000	945,000
Customer deposits	559,000	—

	6,377,000	3,389,000
Deferred income taxes	501,000	394,000

Total liabilities	6,878,000	3,783,000
Stockholders’ equity	32,743,000	24,992,000

	$39,621,000	$28,775,000

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